Exhibit 5.1

Hunton AndrEws Kurth LLP File No: 123601.0000001

November 6, 2020

Hall of Fame Resort & Entertainment Company

2626 Fulton Drive NW

Canton, Ohio 44718

Hall of Fame Resort & Entertainment Company

Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Hall of Fame Resort & Entertainment Company, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-1 (Registration No. 3330249133) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale by the Company of up to $25,000,000 in the aggregate of (i) units (the “Units”) consisting of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and one warrant (the “Warrants”) to purchase one share of Common Stock and (ii) shares of Common Stock issuable upon exercise of the Warrants issued under the Units. The Units are to be sold to the underwriter for resale to the public as described in the Registration Statement and pursuant to the underwriting agreement, a form of which is included as an exhibit to the Registration Statement (the “Underwriting Agreement”). Capitalized terms used herein but not otherwise defined have the same meanings provided in the Registration Statement.

The Common Stock will be issued by the Company pursuant to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), and the Warrants will be issued pursuant to the Warrant Agency Agreement, a form of which is included as an exhibit to the Registration Statement (the “Warrant Agreement”), and in each case, sold as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and any amendments or supplements thereto.

This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company, certificates of public officials and officers of the Company and such other documents, certificates and records as we have deemed necessary to render the opinions set forth herein, including, among other things, (i) the Certificate of Incorporation, (ii) the Company’s Amended and Restated By-Laws, as amended through the date hereof, (iii) the Registration Statement, (iv) resolutions of the Company’s Board of Directors authorizing the registration of the Units, the Common Stock and the Warrants, (vi) the Warrant Agreement, (vii) the Underwriting Agreement and (vii) a certificate issued by the Secretary of State of the State of Delaware (the “Secretary of State”) on the date hereof to the effect that the Company is existing under the laws of the State of Delaware and in good standing (the “Good Standing Certificate”).

ATLANTA   AUSTIN   BANGKOK    BEIJING    BOSTON   BRUSSELS    CHARLOTTE    DALLAS    DUBAI    HOUSTON   LONDON

LOS ANGELES    MIAMI    NEW YORK    NORFOLK    RICHMOND    SAN FRANCISCO    THE WOODLANDS    TYSONS   WASHINGTON, DC

www.HuntonAK.com

Hall of Fame Resort & Entertainment Company

November 6, 2020

For purposes of the opinions expressed below, we have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures and the completion of all deliveries not witnessed by us, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic original documents of all documents submitted to us as certified, electronic or photostatic copies and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof on such parties (other than the authorization, execution, delivery and enforceability of certain documents by the Company).

As to factual matters, we have relied upon, and assumed the accuracy of, representations included in the documents submitted to us, upon certificates of officers of the Company and upon certificates of public officials, without independent verification of their accuracy.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

2. The Units have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, the Units will constitute binding obligations of the Company, enforceable against the Company in accordance with their terms.

3. The Common Stock underlying the Units and issuable upon conversion of the Warrants has been duly authorized and when and to the extent issued and sold against payment therefor in accordance with the terms of the Underwriting Agreement, the Certificate of Incorporation and, as applicable, the Warrant Agreement, the Common Stock will be validly issued, fully paid and nonassessable.

4. The Warrants have been duly authorized and when and to the extent issued and sold against payment therefor in accordance with the terms of the Underwriting Agreement and the Warrant Agreement, the Warrants will constitute binding obligations of the Company, enforceable against the Company in accordance with their terms.

Hall of Fame Resort & Entertainment Company

November 6, 2020

The opinions expressed above are limited to the General Corporation Law of the State of Delaware and the laws of the State of New York in effect on the date hereof. We do not express any opinion as to the laws of any other jurisdiction.

The opinion set forth in paragraph 1 above as to the valid existence and good standing of the Company is based solely upon our review of the Good Standing Certificate.

The opinions set forth in paragraphs 2 and 4 above as to the enforceability of the Warrants are qualified by (i) bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws relating to or affecting the rights of creditors generally, including without limitation fraudulent conveyance or transfer laws (including but not limited to the common law trust fund doctrine and Section 548 of the United States Bankruptcy Code), and preference and equitable subordination laws and principles; (ii) general principles of equity (whether considered in a proceeding at law or in equity) and (iii) concepts of materiality, unconscionability, reasonableness, impracticability or impossibility of performance, good faith and fair dealing.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement and the reference to our firm under the heading “Legal Matters” in the Prospectus and the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. This opinion letter is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any matters beyond the matters expressly set forth herein.

Very truly yours,

/s/ Hunton Andrews Kurth LLP